Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and CFO 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067

Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE	July 18, 2012

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE SECOND QUARTER OF 2012

Highlights

•                  Net Earnings of $15.6 Million or $0.42 Per Diluted Share

•                  Net Interest Margin Increases to 5.60%

•                  Credit Loss Reserve at 2.74% of Net Non-Covered Loans and Leases and 148% of Non-Covered Nonaccrual Loans and Leases

•                  Noninterest-Bearing Deposits at 41% and Core Deposits at 81% of Total Deposits

•                  Celtic Capital Acquisition Closed on April 3, 2012

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) today announced net earnings for the second quarter of 2012 of $15.6 million, or $0.42 per diluted share, compared to net earnings for the first quarter of 2012 of $5.3 million, or $0.14 per diluted share.  First quarter of 2012 includes after-tax debt termination expense of $13.1 million, or $0.37 per diluted share, related to the early repayment of $225.0 million of fixed-rate term FHLB advances and the early redemption of $18.6 million of fixed-rate trust preferred securities.

This press release contains certain non-GAAP financial disclosures for tangible common equity; earnings before net credit costs, an impairment loss on a covered security, debt termination expense, and tax expense, which we refer to as “adjusted earnings before income taxes”; and efficiency ratios adjusted to exclude OREO expenses, FDIC loss sharing income, an impairment loss on a covered security, and debt termination expenses.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Given the use of tangible common equity amounts and ratios is prevalent among banking regulators, investors and analysts, we disclose our tangible common equity ratio in addition to equity-to-assets ratio.  Also, as analysts and investors view adjusted earnings before income taxes as an indicator of the Company’s ability to absorb credit losses, we disclose this amount in addition to net earnings.  We disclose the adjusted efficiency ratio as it eliminates (a) the volatile OREO expenses and FDIC loss sharing income, (b) an impairment loss on a covered security, and (c) debt termination expense from the base efficiency ratio, and shows the trend in overhead-related noninterest expense relative to net revenues. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

SECOND QUARTER RESULTS

	Three Months Ended
	June 30,	March 31,
	2012	2012
	(Dollars in thousands, except per share data)
Financial Highlights:
Net earnings	$15,557	$5,264
Diluted earnings per share	$0.42	$0.14
Adjusted earnings before income taxes (1)	$29,176	$30,867
Annualized return on average assets	1.16%	0.38%
Annualized return on average equity	11.23%	3.83%
Net interest margin	5.60%	5.41%
Efficiency ratio (2)	64.9%	97.1%

At Quarter End:
Allowance for credit losses to non-covered loans and leases, net of unearned income (3)	2.74%	2.85%
Allowance for credit losses to non-covered nonaccrual loans and leases (3)	148%	170%
Equity to assets ratios:
PacWest Bancorp Consolidated	10.63%	10.09%
Pacific Western Bank	12.11%	11.56%
Tangible common equity ratios:
PacWest Bancorp Consolidated	9.28%	8.86%
Pacific Western Bank	10.78%	10.35%

(1)         Represents net earnings excluding net credit costs, an impairment loss on a covered security, debt termination expense, and taxes.  See GAAP to Non-GAAP Reconciliation table.

(2)         Excluding OREO expenses, FDIC loss sharing income, an impairment loss on a covered security, and debt termination expense, the efficiency ratio was 60.8% and 58.6% for the three months ended June 30, 2012 and March 31, 2012, respectively.  See GAAP to Non-GAAP Reconciliation table.

(3)         Non-covered loans exclude loans covered by loss sharing agreements with the FDIC.

The $10.3 million increase in net earnings for the linked quarters was due primarily to $22.6 million ($13.1 million after tax) of debt termination expense incurred in the first quarter of 2012 on the repayment of $225 million of fixed-rate term FHLB advances and the early redemption of $18.6 million of fixed-rate trust preferred securities; such debt termination expense was not repeated in the second quarter of 2012.  Contributing to the increase in net earnings, the provision for credit losses on covered loans declined $4.2 million ($2.4 million after tax) and FDIC loss sharing income increased $3.5 million ($2.0 million after tax).  Offsetting these factors were the zero provision for credit losses on non-covered loans and leases in the second quarter compared to the $10.0 million negative provision in the first quarter ($5.8 million after tax) and the other-than-temporary impairment (“OTTI”) loss on a covered security of $1.1 million in the second quarter ($647,000 after tax).  Our portion of the OTTI loss is $223,000 ($129,000 after tax) after the 80% loss coverage by the FDIC.  The operations of Celtic Capital Corporation, or Celtic, which have been included since the April 3, 2012 acquisition date, contributed $226,000 to second quarter net earnings.

Net credit costs on a pre-tax basis are shown in the following table:

	Three Months Ended
	June 30,	March 31,
	2012	2012
	(In thousands)
Provision for credit losses on non-covered loans and leases	$—	$(10,000)
Non-covered OREO expense, net	130	1,821
Total non-covered net credit costs	130	(8,179)

Provision for credit losses on covered loans	(271)	3,926
Covered OREO expense, net	2,130	822
	1,859	4,748
Less: FDIC loss sharing income (expense), net, excluding the FDIC share of the OTTI loss	(994)	(3,579)
Total covered net credit costs	2,853	8,327

Total net credit costs	$2,983	$148

The provision for credit losses for the second quarter consisted of a $271,000 negative provision for covered loans; no provision for non-covered loans and leases was required for the period.  The lack of a non-covered credit loss provision in the second quarter was based on our allowance methodology which reflected (a) historical net charge-off levels, (b) the levels and trends of nonaccrual and classified loans and leases, (c) the migration of loans and leases into various risk classifications, and (d) a decline in non-covered loans when acquisition activity is excluded.  The covered loans negative credit loss provision was driven by increases in expected cash flows on covered loan pools compared to those previously estimated and cash recoveries.

Matt Wagner, Chief Executive Officer, commented, “We had a good second quarter and moved forward with our strategic initiatives.  The Celtic acquisition closed, we announced the pending acquisition of American Perspective Bank, and we entered into an agreement to sell ten branches.  All of these actions, along with the benefit of our lower funding costs, will enhance our product offerings, expand our market presence in California’s Central Coast, augment our net interest margin and lower overhead costs relative to revenues.”

Mr. Wagner continued, “The economy remains uncertain and loan growth at this point would involve underpricing competitors, in many cases at margins that are not significantly above the securities portfolio yield. We prefer to selectively make quality loans to good customers at appropriate margins and build relationships rather than focus on attracting customers at low prices. As we have chosen to remain disciplined, we see loan growth as relatively flat for the time being. Our core earnings engine remains very strong, however, and we expect to continue generating solid core income while we evaluate the markets and choose the right time to expand lending more aggressively.”

Vic Santoro, Executive Vice President and Chief Financial Officer, stated, “Our second quarter results were very good, with $29.2 million in adjusted pre-tax earnings, a return on average assets of 1.16% and a return on average equity of over 11%.  Our net interest margin reached 5.60%, being positively impacted by the Celtic acquisition, last quarter’s repayment of fixed-rate debt and increasing DDA balances.  Credit quality trends remain positive and core deposit growth continues to be strong.  The combination of these factors, along with our continued focus on noninterest expenses, strengthens our balance sheet and allows us to pursue attractive growth and acquisition opportunities as they arise.”

YEAR TO DATE RESULTS

	Six Months Ended
	June 30,
	2012	2011
	(Dollars in thousands, except per share data)
Financial Highlights:
Net earnings	$20,821	$23,517
Diluted earnings per share	$0.57	$0.64
Adjusted earnings before income taxes (1)	$60,043	$60,003
Annualized return on average assets	0.77%	0.43%
Annualized return on average equity	7.54%	4.77%
Net interest margin	5.50%	5.45%
Efficiency ratio (2)	80.8%	58.4%

(1)         Represents net earnings excluding net credit costs, an impairment loss on a covered security, debt termination expense, and taxes.  See GAAP to Non-GAAP Reconciliation table.

(2)         Excluding OREO expenses, FDIC loss sharing income, an impairment loss on a covered security, and debt termination expense, the efficiency ratio was 59.7% and 59.0% for the six months ended June 30, 2012 and 2011, respectively.  See GAAP to Non-GAAP Reconciliation table.

The $2.7 million decline in net earnings for the six months ended June 30, 2012 compared to the same period last year was due primarily to the combination of the following:

•                  $22.6 million ($13.1 million after-tax) of debt termination expense incurred in the first quarter of 2012.  There was no such item during the six months ended June 30, 2011.

•                  Lower FDIC loss sharing income of $7.8 million ($4.5 million after tax) and higher net covered OREO expense of $4.3 million ($2.5 million after tax).

•                  Lower provision for credit losses on non-covered loans of $23.3 million ($13.5 million after tax) and lower provision for credit losses on covered loans of $5.1 million ($3.0 million after tax).

•                  The operations of Celtic, which have been included since the April 3, 2012 acquisition date, and the operations of Pacific Western Equipment Finance (“Equipment Finance” or “EQF”), which have been included since its January 3, 2012 acquisition date added $3.3 million to 2012 net earnings.

BALANCE SHEET CHANGES

Total assets decreased $126.5 million during the second quarter due to lower balances in cash and cash equivalents, securities available-for-sale, loans and leases, and other assets.  During the second quarter, cash and cash equivalents declined due to the Celtic acquisition.  Securities available-for-sale decreased $29.2 million due mostly to paydowns, net of purchases of $50.3 million.  The non-covered gross loan and lease portfolio declined $21.3 million.  However, excluding the loans gained in the Celtic acquisition, non-covered gross loans declined $81.9 million; such decline is centered in the real estate mortgage and other commercial loan portfolios.  The covered loan portfolio declined $51.3 million due to repayments and resolution activities.  At June 30, 2012, non-covered gross loans and leases totaled $2.8 billion and the covered loan portfolio was $608.9 million.

Total liabilities declined $142.5 million during the second quarter due primarily to lower borrowings.  Borrowings declined $177.6 million during the second quarter due to the payoff of overnight FHLB advances.  As of June 30, 2012, there were no FHLB advances outstanding.  Total deposits increased $34.7 million during the second quarter to $4.6 billion at June 30, 2012.  Core deposits increased $90.2 million during the second quarter due mostly to an increase of $86.8 million in noninterest-bearing demand deposits.  Time deposits decreased $55.5 million during the second quarter to $865.0 million at June 30, 2012. At June 30, 2012, core deposits totaled $3.7 billion, or 81% of total deposits at that date.  Noninterest-bearing demand deposits were $1.9 billion at June 30, 2012 and represented 41% of total deposits at that date.

SECURITIES AVAILABLE-FOR-SALE

The following table presents the components, yields, and durations related to our securities available-for-sale portfolio as of June 30, 2012:

	June 30, 2012
	Amortized	Carrying	Book	Duration
Security Type	Cost	Value	Yield	(in years)
	(Dollars in thousands)
Residential mortgage-backed securities:
Government and government-sponsored entity pass through securities	$949,984	$988,990	2.54%	3.6
Government and government-sponsored entity collateralized mortgage obligations	93,668	95,605	2.44%	3.5
Covered private label collateralized mortgage obligations (1)	37,944	44,053	9.32%	4.8
Municipal securities (2)	156,527	162,192	3.07%	6.0
Corporate debt securities (3)	51,162	51,019	5.30%	4.3
Other securities	6,391	9,842	—	—
Total securities available-for-sale (2)	$1,295,676	$1,351,701	2.90%	3.9

(1)         The balances reported reflect the reduction due to the $1.1 million other-than-temporary impairment loss.

(2)         The tax equivalent yield was 4.48% and 3.06% for municipal securities and total securities available-for-sale, respectively.

(3)         Corporate debt securities with a carrying value of $34 million were subsequently called in July 2012, while the remaining $17 million may be called by the issuer.  The duration for these securities reflects the call date for the called securities, and the contractual maturity date for the securities that have not been called.  The actual duration could be less if the issuer exercises the remaining call option.

COVERED ASSETS

As part of the Los Padres and Affinity acquisitions we entered into loss sharing agreements with the FDIC that cover a substantial portion of losses incurred after the acquisition dates on covered loans and other real estate owned, and in the case of the Affinity acquisition, certain investment securities. A summary of covered assets is shown in the following table as of the dates indicated:

	June 30,	March 31,
Covered Assets	2012	2012
	(In thousands)
Loans, net	$608,949	$660,297
Investment securities	44,053	45,274
Other real estate owned, net	31,090	29,888
Total covered assets	$684,092	$735,459

Percentage of total assets	12.9%	13.5%

NET INTEREST INCOME

Net interest income was $68.4 million for the second quarter of 2012 compared to $67.7 million for the first quarter of 2012.  Interest income on loans and leases declined due mainly to lower average loans and leases attributable to repayments and resolution activities, offset in part by the additional interest income on the Celtic portfolio.  Interest expense on deposits decreased $268,000 due to lower average time deposits and a lower rate on time deposits.  Interest expense on borrowings declined $1.6 million due to lower average borrowings and a lower average rate on such borrowings; we repaid fixed-rate term FHLB advances at the end of the first quarter and replaced a portion of those advances with lower cost overnight FHLB advances.  Interest expense on subordinated debentures decreased $343,000 due to the March 2012 redemption of $18.6 million of fixed-rate trust preferred securities.

Net interest income increased by $1.7 million to $136.1 million during the six months ended June 30, 2012 compared to $134.4 million for the same period last year. This change was due to a $6.2 million decrease in interest expense and a $2.5 million increase in interest on investment securities, offset by a $7.0 million decrease in loan and lease interest income.  Interest expense on deposits decreased $4.5 million due to lower rates on all interest-bearing deposits and lower average time deposits.  Interest expense on borrowings declined $1.3 million due to lower average borrowings and a lower average rate on such borrowings and interest expense on subordinated debentures decreased $406,000 due to the March 2012 redemption of the trust preferred securities.  Interest income on investment securities increased $2.5 million due to purchases.  Interest income on loans and leases declined due to lower average loans and leases from repayments and resolution activities, offset partially by a higher yield.  The higher loan and lease yield is attributed to the relatively higher yields earned on the Celtic and EQF loan and lease portfolios which were added in 2012.

NET INTEREST MARGIN

Our net interest margin (“NIM”) for the second quarter of 2012 was 5.60%, an increase of 19 basis points from the 5.41% reported for the first quarter of 2012.  This increase is due mostly to a $111.8 million decrease in average interest-earning assets and lower interest expense.  During the second quarter, average loans and leases declined $63.7 million due to repayments and resolution activities and average interest-earning deposits in financial institutions decreased $75.1 million due to the March 2012 repayment of $225.0 million of fixed-rate term FHLB advances, the March 2012 redemption of $18.6 million of fixed-rate trust preferred securities and the April 2012 Celtic acquisition.

The NIM is impacted by changes in interest income from nonaccrual loans and accelerated accretion on covered loans.  Quarter-over-quarter, nonaccrual interest decreased the NIM by 2 basis points and accelerated accretion decreased the NIM by 1 basis point.  Accelerated accretion had a 19 basis point positive impact on the second quarter NIM (20 basis points on the first quarter NIM) and nonaccrual interest had a negative impact of 2 basis points on second quarter NIM (no effect on the first quarter NIM). When the effects of nonaccrual loan interest and accelerated accretion are excluded, our core NIMs were 5.43% for the second quarter and 5.21% for the first quarter.

The yield on average loans and leases decreased 3 basis points to 7.28% for the second quarter of 2012 from 7.31% for the first quarter of 2012.  Quarter-over-quarter, accelerated accretion decreased the loan and lease yield by 4 basis points and nonaccrual loans decreased the loan and lease yield by 2 basis points.  Accelerated accretion had a 25 basis point positive impact on the second quarter loan and lease yield (29 basis points for the first quarter loan and lease yield) and nonaccrual interest had a negative impact of 2 basis points on the second quarter loan and lease yield (no effect on the first quarter).  When the effects of nonaccrual loan interest and accelerated accretion are excluded, our core loan and lease yield was 7.05% for the second quarter and 7.02% for the first quarter.

All-in deposit cost declined three basis points to 0.29%.  The cost of interest-bearing deposits declined two basis points to 0.49% due to the lower rate on average time deposits.  The cost of total interest-bearing liabilities declined 24 basis points to 0.61% for the second quarter of 2012 due to the first quarter repayment of $225.0 million of fixed-rate term FHLB advances and the redemption of $18.6 million of fixed-rate trust preferred securities.

The NIM for the first six months of 2012 was 5.50%, an increase of five basis points from 5.45% for the same period last year.  The increase was due to lower funding costs and a higher yield on loans and leases, offset by a lower return on the securities portfolio.  The accelerated accretion decreased the NIM 17 basis points while the impact of nonaccrual loans decreased the NIM 2 basis points for six months ended June 30, 2012 compared to the same period last year. When the effects of nonaccrual loan interest and accelerated accretion are excluded, our core NIMs were 5.32% for the first half of 2012 and 5.08% for the first half of 2011.

The yield on average loans and leases increased 31 basis points to 7.29% for the six months ended June 30, 2012 compared to 6.98% for the same period last year.  The addition of Celtic’s and Equipment Finance’s loan and lease portfolios added 24 basis points to the loan and lease yield. All-in deposit cost declined 19 basis points to 0.31% for the first six months of 2012 compared to the same period last year.  The cost of interest-bearing deposits declined 27 basis points to 0.50% due to lower rates on all interest-bearing deposits.  The cost of total interest-bearing liabilities declined 32 basis points to 0.73% due to the reduction in the cost of interest-bearing deposits and the first quarter of 2012 repayment of FHLB advances and the early redemption of trust preferred securities.

NONINTEREST INCOME

Noninterest income for the second quarter of 2012 totaled $4.9 million compared to $3.3 million for the first quarter of 2012.  The $1.6 million increase was due to lower net FDIC loss sharing expense of $3.5 million, offset partially by a $1.1 million OTTI loss on one of our covered private label collateralized mortgage obligation (“CMO”) securities and a $587,000 decline in gain on sale of leases. All of the OTTI loss was credit-related. The second quarter includes net FDIC loss sharing expense of $102,000 compared to first quarter net FDIC loss sharing expense of $3.6 million; such change was due mostly to higher covered OREO write-downs, a reduction in loan recoveries shared with the FDIC, and the OTTI loss on a covered private label CMO security.  After the 80% loss share on the covered private label CMO, our share of the loss was $223,000. Other noninterest income includes a $160,000 loss on sale of a former branch office building in Arizona.

The following table presents the details of FDIC loss sharing income (expense), net for the periods indicated:

	Three Months Ended
	June 30,	March 31,	Increase
	2012	2012	(Decrease)
	(In thousands)
FDIC Loss Sharing Income (Expense), Net:
Gain on FDIC loss sharing asset (1)	$1,902	$481	$1,421
Net amortization	(3,244)	(3,861)	617
Loan recoveries shared with FDIC	(1,246)	(839)	(407)
Net reimbursement from FDIC for covered OREO write-downs and sales	1,589	634	955
Other-than-temporary impairment loss on covered security	892	—	892
Other	5	6	(1)
Total FDIC loss sharing income (expense), net	$(102)	$(3,579)	$3,477

(1) Includes increases related to covered loan loss provisions and write-offs for covered loans resolved or expected to be resolved at amounts higher than their carrying value.

Noninterest income for the six months ended June 30, 2012 totaled $8.1 million compared to $16.0 million for the same period last year.  This $7.9 million reduction was attributable primarily to a decrease in net FDIC loss sharing income of $7.8 million and a $1.1 million OTTI loss on one of our covered private label CMO’s, offset partially by a $1.4 million gain on sale of leases attributable to Equipment Finance.  FDIC loss sharing income, net, decreased due to lower net write-downs on covered assets and higher amortization of the FDIC loss sharing asset.

NONINTEREST EXPENSE

Noninterest expense decreased $21.3 million to $47.6 million during the second quarter of 2012 compared to $68.9 million for the first quarter of 2012.  The decrease was due mostly to $22.6 million in debt termination expense incurred in the first quarter for the early repayments of FHLB advances and trust preferred securities; there was no such expense during the second quarter.  Excluding the debt termination expense, noninterest expense increased $1.3 million, of which $1.6 million relates to the Celtic acquisition that closed on April 3, 2012.  Covered OREO expense increased $1.3 million due mostly to lower gains on sales of $759,000 and higher write-downs of $475,000.  Other expense includes a $595,000 lawsuit settlement charge; there is no similar expense in the other periods presented.  Acquisition costs increased $846,000 and relate to due diligence costs, success fees and other professional fees for the Celtic and American Perspective Bank acquisitions.  Other professional services increased $608,000 due primarily to higher legal costs on loan workouts.  These increases were offset by a decline in non-covered OREO expense of $1.7 million due to lower maintenance costs of $670,000, lower write-downs of $651,000, and higher gains on sales of $370,000.

Noninterest expense includes amortization of time-based restricted stock, which is included in compensation, and intangible asset amortization.  Amortization of restricted stock totaled $1.3 million and $1.6 million for the second and first quarters of 2012, respectively.  Intangible asset amortization totaled $1.7 million for each of the second and first quarters of 2012.

Noninterest expense increased $28.6 million to $116.5 million during the six months ended June 30, 2012 compared to $87.9 million for the same period last year.  The increase was due mostly to $22.6 million in debt termination expense incurred in the first quarter of 2012 for the early repayments of FHLB advances and trust preferred securities.  No such expense was incurred in the prior year period.  Excluding the debt termination expense, noninterest expense increased $6.0 million, of which $6.3 million related to the Celtic and EQF acquisitions in 2012.  Excluding debt termination expense, the Celtic and EQF overhead costs and other acquisition costs, noninterest expense declined $858,000.  Covered OREO expense increased $4.3 million due mostly to higher write-downs of $2.5 million and lower gains on sales of $2.0 million.  The majority of the other expense categories declined.  Insurance and assessments decreased $1.3 million, non-covered OREO expense decreased $1.1 million and CDI amortization decreased $1.1 million.  The decrease in insurance and assessments resulted primarily from the revised deposit insurance assessment formula.  The decrease in non-covered OREO expense was due to lower write-downs of $1.4 million, offset partially by higher maintenance costs of $511,000.  The decrease in CDI amortization relates to certain intangibles being fully amortized.

Amortization of restricted stock totaled $3.0 million and $4.1 million for the six months ended June 30, 2012 and 2011, respectively.  Intangible asset amortization totaled $3.5 million and $4.6 million for the same year-to-date periods, respectively.

CREDIT QUALITY

	June 30,	March 31,	June 30,
	2012	2012	2011
	(Dollars in thousands)
Non-Covered Credit Quality Metrics:
Allowance for credit losses to loans and leases, net of unearned income	2.74%	2.85%	3.52%
Allowance for credit losses to nonaccrual loans and leases	148%	170%	157%
Nonperforming assets to loans and leases, net of unearned income, and other real estate owned	3.27%	3.24%	3.96%
Allowance for credit losses	$78,031	$81,737	$102,552
Nonaccrual loans and leases	52,763	48,162	65,300
Classified loans and leases (1)	139,910	145,933	215,437
Performing restructured loans	103,815	110,062	82,487
Net charge-offs (for the quarter)	3,706	2,046	7,187

(1) Classified loans and leases are those with a credit risk rating of substandard or doubtful.

Credit Loss Provisions

The Company recorded a negative provision for credit losses of $271,000 in the second quarter of 2012 compared to a negative provision for credit losses of $6.1 million in the first quarter of 2012.  The negative provision in the second quarter was composed of no provision for credit losses on non-covered loans and leases and a $271,000 negative provision for credit losses on covered loans.  The negative provision in the first quarter was composed of a $10.0 million negative provision for credit losses on non-covered loans and leases and a $3.9 million provision for credit losses on covered loans.  The provision level on the non-covered portfolio is generated by our allowance methodology and reflects net charge-offs, the levels of nonaccrual and classified loans and leases, the migration of loans and leases into various risk classifications, and the level of outstanding loans and leases.  The provision or negative provision for credit losses on the covered loans increases or decreases the covered loan allowance for credit losses and results from decreases or increases in expected cash flows on covered loans compared to those previously estimated.

Second quarter of 2012 net charge-offs on non-covered loans and leases totaled $3.7 million compared to first quarter of 2012 net charge-offs of $2.0 million. The allowance for credit losses on the non-covered portfolio totaled $78.0 million and $81.7 million at June 30, 2012 and March 31, 2012, respectively, and represented 2.74% and 2.85% of the non-covered loan and lease balances, respectively.  The allowance for credit losses as a percent of nonaccrual loans and leases was 148% and 170% at June 30, 2012 and March 31, 2012, respectively.

Non-covered Nonaccrual Loans and Other Real Estate Owned

Non-covered nonperforming assets include non-covered nonaccrual loans and leases and non-covered OREO and totaled $94.5 million at June 30, 2012 compared to $94.4 million at March 31, 2012.  The ratio of non-covered nonperforming assets to non-covered loans and leases and non-covered OREO increased to 3.27% at June 30, 2012 from 3.24% at March 31, 2012.

The following table presents our non-covered nonaccrual loans and leases and accruing loans and leases past due between 30 and 89 days by portfolio segment and class as of the dates indicated:

	Nonaccrual Loans and Leases (1)				Accruing and
	June 30, 2012		March 31, 2012		30 - 89 Days Past Due (1)
		% of		% of	June 30,	March 31,
		Loan		Loan	2012	2012
	Balance	Category	Balance	Category	Balance	Balance
	(Dollars in thousands)
Real estate mortgage:
Hospitality	$13,279	9.6%	$7,165	5.0%	$—	$—
SBA 504	1,873	3.3%	2,354	4.1%	2,948	1,165
Other	14,548	0.9%	14,171	0.8%	2,495	973
Total real estate mortgage	29,700	1.6%	23,690	1.2%	5,443	2,138
Real estate construction and land:
Residential	1,069	3.4%	1,075	4.2%	—	—
Commercial	4,453	4.6%	4,524	4.9%	—	—
Total real estate construction	5,522	4.3%	5,599	4.7%	—	—
Commercial:
Collateralized	7,258	2.0%	8,030	1.9%	310	478
Unsecured	2,554	3.4%	2,608	3.8%	—	—
Asset-based	176	0.1%	88	0.1%	—	—
SBA 7(a)	6,830	26.2%	7,416	26.8%	404	252
Total commercial	16,818	2.4%	18,142	2.7%	714	730
Leases	244	0.2%	233	0.2%	148	—
Consumer	479	2.8%	498	3.1%	216	220
Total non-covered loans and leases	$52,763	1.9%	$48,162	1.7%	$6,521	$3,088

(1) Excludes covered loans.

The $4.6 million increase in non-covered nonaccrual loans and leases during the second quarter was attributable to (a) additions of $10.7 million, (b) foreclosures of $684,000, (c) other reductions, payoffs and returns to accrual status of $1.8 million, and (d) charge-offs of $3.6 million.  The additions include a $7.2 million loan secured by a hotel located in Riverside County of which $1.0 million was subsequently charged off.

Below is a summary of the ten largest lending relationships on nonaccrual status, excluding SBA-related loans, at June 30, 2012:

Nonaccrual
Amount
June 30,
2012	Description
(In thousands)

$7,079	Two loans, each secured by a hotel in San Diego County, California. The borrower is paying according to the restructured terms of each loan. (1)

6,200

This loan is secured by a hotel in Riverside County, California. The Bank has agreed to accept a discounted payoff for the current amount of the note. We expect this transaction to close during the third quarter of 2012.

3,662

Four loans, each secured by an industrial warehouse building in Riverside County, California. The restructuring of these four loans has been agreed to by the Bank and the borrower, and documents are being prepared. We expect the restructured loan to record prior to the end of July 2012. The restructured loan will be an accruing loan. (1)

3,400	This loan is unsecured. The borrower is paying according to the restructured terms of the loan. (1)

2,432	This loan is secured by a strip retail center in Riverside County, California. The borrower is paying according to the restructured terms of the loan. (1)

1,843	This loan is unsecured and has a specific reserve for 96% of the balance. The borrower is paying according to the restructured terms of the loan. (1)

1,725	This loan is secured by a single family residence in Riverside County, California. The collateral for this loan was acquired by the Bank in July 2012 through a deed-in-lieu of foreclosure. (1)

1,446	This loan is secured by a medical-related office building in Los Angeles County, California. The borrower is paying according to the restructured terms of the loan. (1)

1,404	This loan is secured by a multi-tenant industrial building in Riverside County, California. (1)

1,287	This loan is secured by three industrial buildings in Riverside County, California. (1)

$30,478	Total

(1) On nonaccrual status at March 31, 2012

The following table presents the amount of new nonaccrual loans and leases for the quarters indicated:

Volume of New Nonaccrual Loans
(In millions)

1Q10	$18.1
2Q10	$25.2
3Q10	$26.5
4Q10	$21.4
1Q11	$23.2
2Q11	$16.2
3Q11	$8.8
4Q11	$8.7
1Q12	$6.3
2Q12	$10.7

The following table presents the details of non-covered and covered OREO as of the dates indicated:

	June 30, 2012		March 31, 2012
	Non-Covered	Covered	Non-Covered	Covered
Property Type	OREO	OREO	OREO	OREO
	(In thousands)		(In thousands)
Commercial real estate	$17,630	$17,896	$20,885	$13,868
Construction and land development	24,112	10,011	25,321	13,143
Single family residences	—	3,183	—	2,877
Total OREO, net	$41,742	$31,090	$46,206	$29,888

The following table presents non-covered and covered OREO activity for the second quarter:

	Three Months Ended
	June 30, 2012
	Non-Covered	Covered	Total
	OREO	OREO	OREO
	(In thousands)
Beginning of period	$46,206	$29,888	$76,094
Foreclosures	775	9,957	10,732
Provision for losses	(101)	(2,704)	(2,805)
Reductions related to sales	(5,138)	(6,051)	(11,189)
End of period	$41,742	$31,090	$72,832

Net gain on sale	$328	$717	$1,045

The Bank entered into an agreement in July to sell an OREO asset having a carrying value of $4.4 million at June 30, 2012.  The buyer made a $500,000 non-refundable deposit and the sale is scheduled to close during the third quarter of 2012.  No material gain or loss is expected.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at June 30, 2012 as shown in the following table:

	June 30, 2012
	Well	Pacific	PacWest
	Capitalized	Western	Bancorp
	Requirement	Bank	Consolidated
Tier 1 leverage capital ratio	5.00%	10.13%	10.57%
Tier 1 risk-based capital ratio	6.00%	15.03%	15.67%
Total risk-based capital ratio	10.00%	16.31%	16.94%
Tangible common equity ratio	N/A	10.78%	9.28%

CELTIC ACQUISITION

On April 3, 2012, Pacific Western Bank completed the acquisition of Celtic Capital Corporation, or Celtic, an asset-based lending company based in Santa Monica, California.  Celtic focuses on providing asset-based loans to borrowers in the $5 million and under loan market in the United States.  Pacific Western Bank acquired all of the capital stock of Celtic for $18 million in cash.  In addition, Pacific Western Bank assumed $47 million in outstanding debt, which was repaid on the closing date.  At June 30, 2012, Celtic’s loan portfolio totaled $60.6 million, and there were no nonaccrual loans.

AMERICAN PERSPECTIVE BANK ACQUISITION

On April 30, 2012, the Company announced that Pacific Western Bank had entered into a definitive agreement and plan of merger to acquire all of the outstanding common stock and restricted stock of American Perspective Bank (“American Perspective”) for $58.1 million in cash, or $13.00 per share for each share of common stock of American Perspective.

At June 30, 2012, American Perspective had $271.0 million in assets, two operating branches located in San Luis Obispo and Santa Maria, California, and a loan production office located in Paso Robles, California. American Perspective serves small-to-medium sized businesses and professionals through those locations. The addition of the two branches strengthens the Company’s presence in the Central Coast region and the loan production office provides opportunity for expansion and additional growth in that region.

The board of directors of each company has approved this transaction. The acquisition of American Perspective by Pacific Western Bank is subject to customary conditions, including the approval of American Perspective’s shareholders and bank regulatory authorities, and is expected to close in the third quarter of 2012. Immediately following the completion of the acquisition, American Perspective will be merged with and into Pacific Western Bank.

SALE OF BRANCHES

On July 9, 2012, the Company announced that Pacific Western Bank and Opus Bank had entered into a definitive agreement whereby Pacific Western Bank will sell 10 branches to Opus Bank.  The branches are located in Los Angeles, San Bernardino, Riverside, and San Diego Counties.

The transaction will result in the transfer of deposits to Opus Bank in exchange for a blended deposit premium of 2.5% applied to the deposit balances transferred at closing.  Currently, the deposits of the offices to be sold total approximately $145 million.  Although certain other immaterial assets related to the branches will be included in the transaction, no loans will be transferred.  The transaction is expected to be completed before the end of the year subject to regulatory approval and other customary terms.  Although the sale of these branches will not result in any material gain, the annual cost savings, representing noninterest expense less noninterest income, are estimated to be $2.0 million after tax.

The deposits being transferred represent approximately 3% of PacWest Bank’s total deposits at June 30, 2012.  Following the transaction, Pacific Western Bank will continue to operate 66 branches throughout California.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with $5.3 billion in assets as of June 30, 2012, with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 76 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located throughout California in Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara, San Diego, San Francisco, San Luis Obispo, San Mateo and Ventura Counties.  Through its subsidiaries, BFI Business Finance and Celtic Capital Corporation, and its divisions First Community Financial and Pacific Western Equipment Finance, Pacific Western also provides working capital financing and equipment leasing to growing companies located throughout the United States, with a focus on the Southwestern U.S., primarily in Arizona, California, Utah and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com.  Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: failure to obtain regulatory or other required approvals; an inability to achieve expected cost savings in the amounts or timeframes discussed if at all, or the costs associated with the transaction or the time needed to complete the transaction being greater than expected;  lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; settlements with the FDIC related to our loss-sharing arrangements from the Los Padres Bank and Affinity Bank acquisitions; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the conflicts in the Middle East; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	March 31,	December 31,
	2012	2012	2011
	(In thousands, except per share and share data)
ASSETS
Cash and due from banks	$97,499	$99,471	$92,342
Interest-earning deposits in financial institutions	25,970	34,290	203,275
Total cash and cash equivalents	123,469	133,761	295,617

Non-covered securities available-for-sale	1,307,648	1,335,604	1,281,209
Covered securities available-for-sale	44,053	45,274	45,149
Total securities available-for-sale, at estimated fair value	1,351,701	1,380,878	1,326,358
Federal Home Loan Bank stock, at cost	41,736	43,902	46,106
Total investment securities	1,393,437	1,424,780	1,372,464

Non-covered loans and leases, net of unearned income	2,844,291	2,865,283	2,807,713
Allowance for loan and lease losses	(72,061)	(74,767)	(85,313)
Total non-covered loans and leases, net	2,772,230	2,790,516	2,722,400
Covered loans, net	608,949	660,297	703,023
Total loans and leases, net	3,381,179	3,450,813	3,425,423

Non-covered other real estate owned, net	41,742	46,206	48,412
Covered other real estate owned, net	31,090	29,888	33,506
Total other real estate owned, net	72,832	76,094	81,918

Premises and equipment, net	21,565	22,885	23,068
FDIC loss sharing asset	76,401	79,570	95,187
Cash surrender value of life insurance	67,595	67,301	67,469
Goodwill	62,008	56,144	39,141
Core deposit and customer relationship intangibles	16,943	17,380	17,415
Other assets	106,193	119,380	110,535
Total assets	$5,321,622	$5,448,108	$5,528,237

LIABILITIES
Noninterest-bearing demand deposits	$1,872,459	$1,785,678	$1,685,799
Interest-bearing deposits	2,718,870	2,770,992	2,891,654
Total deposits	4,591,329	4,556,670	4,577,453
Borrowings	15,546	193,104	225,000
Subordinated debentures	108,250	108,250	129,271
Accrued interest payable and other liabilities	40,849	40,439	50,310
Total liabilities	4,755,974	4,898,463	4,982,034
STOCKHOLDERS’ EQUITY (1)	565,648	549,645	546,203
Total liabilities and stockholders’ equity	$5,321,622	$5,448,108	$5,528,237

(1) Includes net unrealized gain on securities available-for-sale, net	$32,494	$27,101	$22,803

Tangible book value per share	$13.01	$12.77	$13.14
Book value per share	$15.12	$14.74	$14.66

Shares outstanding (includes unvested restricted shares of 1,703,936 at June 30, 2012; 1,617,760 at March 31, 2012; and 1,675,730 at December 31, 2011)	37,402,293	37,298,138	37,254,318

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
	(In thousands, except per share data)
Interest income:
Loans and leases	$63,312	$64,752	$68,331	$128,064	$135,112
Investment securities	9,558	9,580	8,782	19,138	16,601
Deposits in financial institutions	20	68	83	88	140
Total interest income	72,890	74,400	77,196	147,290	151,853

Interest expense:
Deposits	3,336	3,604	5,518	6,940	11,474
Borrowings	293	1,925	1,763	2,218	3,507
Subordinated debentures	848	1,191	1,226	2,039	2,445
Total interest expense	4,477	6,720	8,507	11,197	17,426

Net interest income	68,413	67,680	68,689	136,093	134,427

Provision for credit losses:
Non-covered loans and leases	—	(10,000)	5,500	(10,000)	13,300
Covered loans	(271)	3,926	5,890	3,655	8,800
Total provision for credit losses	(271)	(6,074)	11,390	(6,345)	22,100

Net interest income after provision for credit losses	68,684	73,754	57,299	142,438	112,327

Noninterest income:
Service charges on deposit accounts	3,328	3,353	3,400	6,681	6,958
Other commissions and fees	2,095	1,883	1,980	3,978	3,700
Gain on sale of leases	403	990	—	1,393	—
Other-than-temporary impairment loss on covered security	(1,115)	—	—	(1,115)
Increase in cash surrender value of life insurance	295	365	368	660	747
FDIC loss sharing income (expense), net	(102)	(3,579)	5,316	(3,681)	4,146
Other income	(33)	250	176	217	478
Total noninterest income	4,871	3,262	11,240	8,133	16,029

Noninterest expense:
Compensation	23,699	24,187	21,717	47,886	43,646
Occupancy	7,088	7,288	7,142	14,376	14,125
Data processing	2,258	2,280	2,129	4,538	4,604
Other professional services	2,378	1,770	2,505	4,148	4,801
Business development	581	638	595	1,219	1,164
Communications	626	608	834	1,234	1,693
Insurance and assessments	1,323	1,293	1,603	2,616	3,940
Non-covered other real estate owned, net	130	1,821	2,300	1,951	3,003
Covered other real estate owned, net	2,130	822	1,205	2,952	(1,373)
Intangible asset amortization	1,737	1,735	2,308	3,472	4,615
Acquisition costs	871	25	—	896	—
Debt termination	—	22,598	—	22,598	—
Other expenses	4,764	3,830	4,200	8,594	7,719
Total noninterest expense	47,585	68,895	46,538	116,480	87,937

Earnings before income taxes	25,970	8,121	22,001	34,091	40,419
Income tax expense	(10,413)	(2,857)	(9,160)	(13,270)	(16,902)
Net earnings	15,557	5,264	12,841	20,821	23,517

Earnings per share information:
Basic and diluted earnings per share	$0.42	$0.14	$0.35	$0.57	$0.64
Basic and diluted weighted average shares	35,690.0	35,630.0	35,471.6	35,660.0	35,462.9

PACWEST BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
	(Dollars in Thousands)
Average Assets:
Loans and leases, net of unearned income	$3,499,056	$3,562,766	$3,815,414	$3,530,911	$3,903,321
Investment securities	1,390,080	1,363,067	1,006,008	1,376,573	960,066
Interest-earning deposits in financial institutions	28,478	103,557	126,568	66,017	108,011
Federal funds sold	10	—	—	5	—
Average interest-earning assets	4,917,624	5,029,390	4,947,990	4,973,506	4,971,398
Other assets	463,962	471,177	505,632	467,571	510,647
Average total assets	$5,381,586	$5,500,567	$5,453,622	$5,441,077	$5,482,045

Average liabilities:
Interest checking deposits	$514,969	$513,190	$489,952	$514,079	$492,935
Money market deposits	1,172,050	1,199,226	1,217,406	1,185,638	1,228,901
Savings deposits	160,937	160,958	149,553	160,947	145,314
Time deposits	889,705	942,501	1,092,614	916,103	1,129,834
Average interest-bearing deposits	2,737,661	2,815,875	2,949,525	2,776,767	2,996,984
Borrowings	113,233	239,779	225,044	176,506	226,077
Subordinated debentures	108,250	123,393	129,469	115,821	129,507
Average interest-bearing liabilities	2,959,144	3,179,047	3,304,038	3,069,094	3,352,568
Noninterest-bearing demand deposits	1,824,278	1,719,003	1,608,455	1,771,641	1,595,658
Other liabilities	40,984	49,731	41,683	45,359	42,588
Average total liabilities	4,824,406	4,947,781	4,954,176	4,886,094	4,990,814
Average stockholders’ equity	557,180	552,786	499,446	554,983	491,231
Average liabilities and stockholders’ equity	$5,381,586	$5,500,567	$5,453,622	$5,441,077	$5,482,045

Average deposits	$4,561,939	$4,534,878	$4,557,980	$4,548,408	$4,592,642

Yield on:
Average loans and leases	7.28%	7.31%	7.18%	7.29%	6.98%
Average investment securities	2.77%	2.83%	3.50%	2.80%	3.49%
Average interest-earning deposits	0.28%	0.26%	0.26%	0.27%	0.26%
Average interest-earning assets	5.96%	5.95%	6.26%	5.96%	6.16%

Cost of:
Average deposits/all-in deposit cost (1)	0.29%	0.32%	0.49%	0.31%	0.50%
Average interest-bearing deposits	0.49%	0.51%	0.75%	0.50%	0.77%
Average borrowings	1.04%	3.23%	3.14%	2.53%	3.13%
Average subordinated debentures	3.15%	3.88%	3.80%	3.54%	3.81%
Average interest-bearing liabilities	0.61%	0.85%	1.03%	0.73%	1.05%

Net interest rate spread (2)	5.35%	5.10%	5.23%	5.23%	5.11%
Net interest margin (3)	5.60%	5.41%	5.57%	5.50%	5.45%

(1) Cost of average deposits/all-in deposit cost is calculated as annualized interest expense on deposits divided by average deposits.

(2) Net interest rate spread is calculated as the yield on average interest-earning assets less the cost of average interest-bearing liabilities.

(3) Net interest margin is calculated as annualized net interest income divided by average interest-earning assets.

PACWEST BANCORP AND SUBSIDIARIES

LOAN CONCENTRATION

(Unaudited)

	June 30, 2012
	Total Loans		Non-Covered Loans		Covered Loans
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)
Real estate mortgage:
Hospitality	$140,537	4%	$137,621	5%	$2,916	0%
SBA 504	56,725	2%	56,725	2%	—	—
Other	2,282,512	65%	1,634,431	57%	648,081	93%
Total real estate mortgage	2,479,774	71%	1,828,777	64%	650,997	93%
Real estate construction:
Residential	38,911	1%	31,253	1%	7,658	1%
Commercial	122,321	3%	97,854	3%	24,467	3%
Total real estate construction	161,232	4%	129,107	4%	32,125	4%

Total real estate loans	2,641,006	75%	1,957,884	68%	683,122	97%

Commercial:
Collateralized	389,086	11%	370,857	13%	18,229	3%
Unsecured	76,769	2%	76,044	3%	725	0%
Asset-based	228,079	6%	228,079	8%	—	—
SBA 7(a)	26,064	1%	26,064	1%	—	—
Total commercial	719,998	20%	701,044	25%	18,954	3%
Leases (1)	153,793	4%	153,793	5%	—	—
Consumer	17,810	1%	17,151	1%	659	0%
Foreign	17,017	0%	17,017	1%	—	—
Total gross loans	$3,549,624	100%	2,846,889	100%	702,735	100%
Less:
Unearned income			(2,598)
Discount					(62,323)
Allowance			(72,061)		(31,463)
Total net loans			$2,772,230		$608,949

(1) Excludes leases in process of $12.3 million.

PACWEST BANCORP AND SUBSIDIARIES

NON-COVERED LOAN CONCENTRATION

REAL ESTATE MORTGAGE LOANS

(Unaudited)

	June 30, 2012		March 31, 2012		December 31, 2011
		% of		% of		% of
Loan Category	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)
Commercial real estate mortgage:
Industrial/warehouse	$344,380	18.8%	$352,033	18.6%	$367,494	18.5%
Retail	253,201	13.8%	266,411	14.1%	286,691	14.5%
Office buildings	257,703	14.1%	288,105	15.2%	290,074	14.6%
Owner-occupied	204,179	11.2%	210,055	11.1%	226,307	11.4%
Hotel	137,621	7.5%	143,491	7.6%	144,402	7.3%
Healthcare	117,418	6.4%	117,440	6.2%	131,625	6.6%
Mixed use	48,915	2.7%	52,510	2.8%	53,855	2.7%
Gas station	30,328	1.7%	30,545	1.6%	33,715	1.7%
Self storage	19,602	1.1%	23,036	1.2%	23,148	1.2%
Restaurant	16,795	0.9%	21,670	1.1%	22,549	1.1%
Land acquisition/development	22,051	1.2%	13,953	0.7%	14,015	0.7%
Unimproved land	11,516	0.6%	12,137	0.6%	1,369	0.1%
Other	190,761	10.4%	193,920	10.2%	206,504	10.4%
Total commercial real estate mortgage	1,654,470	90.4%	1,725,306	91.0%	1,801,748	90.9%

Residential real estate mortgage:
Multi-family	93,586	5.1%	95,263	5.0%	93,866	4.7%
Single family owner-occupied	39,483	2.2%	33,749	1.8%	32,209	1.6%
Single family nonowner-occupied	8,862	0.5%	8,314	0.4%	19,341	1.0%
HELOCs	32,376	1.8%	33,420	1.8%	35,300	1.8%
Total residential real estate mortgage	174,307	9.6%	170,746	9.0%	180,716	9.1%

Total gross non-covered real estate mortgage loans	$1,828,777	100.0%	$1,896,052	100.0%	$1,982,464	100.0%

PACWEST BANCORP AND SUBSIDIARIES

COVERED LOAN CONCENTRATION

REAL ESTATE MORTGAGE LOANS

(Unaudited)

	June 30, 2012		March 31, 2012		December 31, 2011
		% of		% of		% of
Loan Category	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)
Commercial real estate mortgage:
Industrial/warehouse	$27,580	4.2%	$31,942	4.6%	$33,755	4.6%
Retail	99,947	15.4%	108,477	15.5%	113,289	15.4%
Office buildings	68,781	10.6%	75,540	10.8%	77,767	10.6%
Owner-occupied	20,323	3.1%	24,663	3.5%	24,837	3.4%
Hotel	2,916	0.4%	2,931	0.4%	2,944	0.4%
Healthcare	14,546	2.2%	15,410	2.2%	16,851	2.3%
Mixed use	6,951	1.1%	7,676	1.1%	7,733	1.1%
Gas station	5,941	0.9%	5,972	0.9%	6,001	0.8%
Self storage	53,187	8.2%	52,529	7.5%	52,793	7.2%
Restaurant	1,764	0.3%	2,492	0.4%	2,532	0.3%
Unimproved land	1,734	0.3%	1,743	0.2%	1,752	0.2%
Other	13,886	2.1%	13,940	2.0%	14,887	2.0%
Total commercial real estate mortgage	317,556	48.8%	343,315	49.1%	355,141	48.2%

Residential real estate mortgage:
Multi-family	215,759	33.1%	233,865	33.4%	250,633	34.0%
Single family owner-occupied	85,212	13.1%	87,345	12.5%	95,248	12.9%
Single family nonowner-occupied	23,911	3.7%	26,373	3.8%	25,624	3.5%
Mixed use	2,879	0.4%	2,900	0.4%	2,918	0.4%
HELOCs	5,680	0.9%	5,855	0.8%	6,794	0.9%
Total residential real estate mortgage	333,441	51.2%	356,338	50.9%	381,217	51.8%

Total gross covered real estate mortgage loans	$650,997	100.0%	$699,653	100.0%	$736,358	100.0%

PACWEST BANCORP AND SUBSIDIARIES

NON-COVERED LOAN CONCENTRATION TREND

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
Loan Segment	2012	2012	2011	2011	2011
	(In thousands)
Real estate mortgage	$1,828,777	$1,896,052	$1,982,464	$2,031,893	$2,073,868
Real estate construction	129,107	118,304	113,059	152,411	160,254
Commercial	701,044	665,441	671,939	671,963	640,805
Leases (1)	153,793	153,845	—	—	—
Consumer	17,151	15,826	23,711	20,621	22,248
Foreign:
Commercial	15,507	16,747	19,531	19,532	18,633
Other, including real estate	1,510	2,005	1,401	1,400	1,442
Total gross non-covered loans and leases	$2,846,889	$2,868,220	$2,812,105	$2,897,820	$2,917,250

(1)  Does not include leases in process of $12.3 million and $13.8 million at June 30, 2012 and March 31, 2012.

PACWEST BANCORP AND SUBSIDIARIES

COVERED LOAN CONCENTRATION TREND

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011
	(In thousands)
Real estate mortgage	$650,997	$699,653	$736,358	$788,253	$837,425
Real estate construction	32,125	41,191	46,918	55,464	64,868
Commercial	18,954	20,889	25,610	26,729	28,550
Consumer	659	686	735	824	844
Total gross covered loans	702,735	762,419	809,621	871,270	931,687
Less: discount	(62,323)	(66,312)	(75,323)	(80,920)	(92,847)
Less: allowance for loan losses	(31,463)	(35,810)	(31,275)	(29,291)	(32,888)
Total covered loans, net	$608,949	$660,297	$703,023	$761,059	$805,952

PACWEST BANCORP AND SUBSIDIARIES

NON-COVERED NONCLASSIFIED AND CLASSIFIED LOANS AND LEASES

(Unaudited)

	June 30, 2012
	Nonclassified	Classified	Total
	(In thousands)
Real estate mortgage:
Hospitality	$118,534	$19,087	$137,621
SBA 504	50,041	6,684	56,725
Other	1,577,843	56,588	1,634,431
Total real estate mortgage	1,746,418	82,359	1,828,777
Real estate construction:
Residential	28,365	2,888	31,253
Commercial	78,869	18,985	97,854
Total real estate construction	107,234	21,873	129,107
Commercial:
Collateralized	354,370	16,487	370,857
Unsecured	73,142	2,902	76,044
Asset-based	226,278	1,801	228,079
SBA 7(a)	16,175	9,889	26,064
Total commercial	669,965	31,079	701,044
Leases	150,124	3,669	153,793
Consumer	16,221	930	17,151
Foreign	17,017	—	17,017
Total non-covered loans and leases	$2,706,979	$139,910	$2,846,889

	March 31, 2012
	Nonclassified	Classified	Total
	(In thousands)
Real estate mortgage:
Hospitality	$122,944	$20,547	$143,491
SBA 504	50,611	6,949	57,560
Other	1,640,177	54,824	1,695,001
Total real estate mortgage	1,813,732	82,320	1,896,052
Real estate construction:
Residential	22,547	2,907	25,454
Commercial	71,087	21,763	92,850
Total real estate construction	93,634	24,670	118,304
Commercial:
Collateralized	402,904	19,092	421,996
Unsecured	65,072	3,471	68,543
Asset-based	145,948	1,233	147,181
SBA 7(a)	17,152	10,569	27,721
Total commercial	631,076	34,365	665,441
Leases	150,220	3,625	153,845
Consumer	14,873	953	15,826
Foreign	18,752	—	18,752
Total non-covered loans	$2,722,287	$145,933	$2,868,220

Note:                  Nonclassified loans and leases are those with a credit risk rating of either pass or special mention, while classified loans and leases are those with a credit risk rating of either substandard or doubtful.

PACWEST BANCORP AND SUBSIDIARIES

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD

AND NET CHARGE-OFF RATIOS FOR

NON-COVERED LOANS AND LEASES (1)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$81,737	$93,783	$104,239	$93,783	$104,328
Loans charged-off:
Real estate mortgage	(2,583)	(2,190)	(4,354)	(4,773)	(5,566)
Real estate construction	—	—	(1,193)	—	(5,838)
Commercial	(1,352)	(871)	(2,609)	(2,223)	(5,730)
Consumer	(34)	(199)	(1,165)	(233)	(1,325)
Foreign	—	—	—	—	—
Total loans charged off	(3,969)	(3,260)	(9,321)	(7,229)	(18,459)
Recoveries on loans charged-off:
Real estate mortgage	43	329	27	372	124
Real estate construction	14	10	896	24	988
Commercial	190	824	308	1,014	925
Consumer	16	31	890	47	1,301
Foreign	—	20	13	20	45
Total recoveries on loans charged off	263	1,214	2,134	1,477	3,383
Net charge-offs	(3,706)	(2,046)	(7,187)	(5,752)	(15,076)
Provision for credit losses	—	(10,000)	5,500	(10,000)	13,300
Allowance for credit losses, end of period	$78,031	$81,737	$102,552	$78,031	$102,552

Annualized net charge-offs to average loans and leases	0.52%	0.29%	0.97%	0.40%	1.00%

(1) Applies only to non-covered loans and leases.

PACWEST BANCORP AND SUBSIDIARIES

ALLOWANCE FOR CREDIT LOSSES, NONPERFORMING

ASSETS AND CREDIT QUALITY RATIOS FOR

NON-COVERED LOANS AND LEASES

(Unaudited)

	June 30,	March 31,	December 31,
	2012	2011	2011
	(Dollars in thousands)
Allowance for loan and lease losses (1)	$72,061	$74,767	$85,313
Reserve for unfunded loan commitments (1)	5,970	6,970	8,470
Total allowance for credit losses	$78,031	$81,737	$93,783

Nonaccrual loans and leases (2)	$52,763	$48,162	$58,260
Other real estate owned (2)	41,742	46,206	48,412
Total nonperforming assets	$94,505	$94,368	$106,672

Performing restructured loans (1)	$103,815	$110,062	$116,791

Allowance for credit losses to loans and leases, net of unearned income	2.74%	2.85%	3.34%
Allowance for credit losses to nonaccrual loans and leases	147.9%	169.7%	161.0%
Nonperforming assets to loans and leases, net of unearned income, and other real estate owned	3.27%	3.24%	3.73%
Nonperforming assets to total assets	1.78%	1.73%	1.93%
Nonaccrual loans and leases to loans and leases, net of unearned income	1.86%	1.68%	2.07%

(1) Applies to non-covered loans.

(2) Excludes covered nonperforming assets.

PACWEST BANCORP AND SUBSIDIARIES

DEPOSITS

(Unaudited)

	June 30,	March 31,	December 31,
Deposit Category	2012	2012	2011
	(Dollars in thousands)
Noninterest-bearing demand deposits	$1,872,459	$1,785,678	$1,685,799
Interest checking deposits	518,330	516,360	500,998
Money market deposits	1,174,915	1,170,960	1,265,282
Savings deposits	160,603	163,102	157,480
Total core deposits	3,726,307	3,636,100	3,609,559
Time deposits under $100,000	298,980	310,007	324,521
Time deposits of $100,000 and over	566,042	610,563	643,373
Total time deposits	865,022	920,570	967,894
Total deposits	$4,591,329	$4,556,670	$4,577,453

Noninterest-bearing demand deposits as a percentage of total deposits	41%	39%	37%
Core deposits as a percentage of total deposits	81%	80%	79%

PACWEST BANCORP AND SUBSIDIARIES

TIME DEPOSITS

(Unaudited)

	June 30, 2012
	Time	Time
	Deposits	Deposits	Total
	Under	$100,000	Time
Maturity	$100,000	or More	Deposits	Rate
	(In thousands)
Due in three months or less	$56,343	$95,448	$151,791	0.39%
Due in over three months through six months	36,505	54,223	90,728	0.42%
Due in over six months through twelve months	114,439	210,663	325,102	1.81%
Due in over 12 months through 24 months	73,435	166,267	239,702	1.26%
Due in over 24 months	18,258	39,441	57,699	1.09%
Total	$298,980	$566,042	$865,022	1.21%

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,
Adjusted Earnings Before Income Taxes		2012	2012	2011	2012	2011
		(In thousands)
Net earnings		$15,557	$5,264	$12,841	$20,821	$23,517
Plus:	Total provision for credit losses	(271)	(6,074)	11,390	(6,345)	22,100
	Non-covered OREO expense, net	130	1,821	2,300	1,951	3,003
	Covered OREO expense (income), net	2,130	822	1,205	2,952	(1,373)
	Other-than-temporary impairment loss on covered security	1,115	—	—	1,115	—
	Debt termination expense	—	22,598	—	22,598	—
	Income tax expense	10,413	2,857	9,160	13,270	16,902
Less:	FDIC loss sharing income (expense), net	(102)	(3,579)	5,316	(3,681)	4,146
	Adjusted earnings before income taxes	$29,176	$30,867	$31,580	$60,043	$60,003

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,
Adjusted Efficiency Ratio		2012	2012	2011	2012	2011
		(Dollars in thousands)
Noninterest expense		$47,585	$68,895	$46,538	$116,480	$87,937
Less:	Non-covered OREO expense, net	130	1,821	2,300	1,951	3,003
	Covered OREO expense (income), net	2,130	822	1,205	2,952	(1,373)
	Debt termination expense	—	22,598	—	22,598	—
	Adjusted noninterest expense	$45,325	$43,654	$43,033	$88,979	$86,307

Net interest income		$68,413	$67,680	$68,689	$136,093	$134,427
Noninterest income		4,871	3,262	11,240	8,133	16,029
	Net revenues	73,284	70,942	79,929	144,226	150,456
Less:	FDIC loss sharing income (expense), net	(102)	(3,579)	5,316	(3,681)	4,146
	Other-than-temporary impairment loss on covered security	(1,115)	—	—	(1,115)	—
	Adjusted net revenues	$74,501	$74,521	$74,613	$149,022	$146,310

Base efficiency ratio (1)		64.9%	97.1%	58.2%	80.8%	58.4%
Adjusted efficiency ratio (2)		60.8%	58.6%	57.7%	59.7%	59.0%

(1)  Noninterest expense divided by net revenues.

(2)  Adjusted noninterest expense divided by adjusted net revenues.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

		June 30,	March 31,	December 31,
Tangible Common Equity		2012	2012	2011
		(Dollars in thousands)
PacWest Bancorp Consolidated:
Stockholders’ equity		$565,648	$549,645	$546,203
Less:	Intangible assets	78,951	73,524	56,556
	Tangible common equity	$486,697	$476,121	$489,647

Total assets		$5,321,622	$5,448,108	$5,528,237
Less:	Intangible assets	78,951	73,524	56,556
	Tangible assets	$5,242,671	$5,374,584	$5,471,681

	Equity to assets ratio	10.63%	10.09%	9.88%
	Tangible common equity ratio (1)	9.28%	8.86%	8.95%

Pacific Western Bank:
Stockholders’ equity		$642,553	$627,792	$625,494
Less:	Intangible assets	78,951	73,524	56,556
	Tangible common equity	$563,602	$554,268	$568,938

Total assets		$5,305,170	$5,430,107	$5,512,025
Less:	Intangible assets	78,951	73,524	56,556
	Tangible assets	$5,226,219	$5,356,583	$5,455,469

	Equity to assets ratio	12.11%	11.56%	11.35%
	Tangible common equity ratio (1)	10.78%	10.35%	10.43%

(1) Calculated as tangible common equity divided by tangible assets.

PACWEST BANCORP AND SUBSIDIARIES

EARNINGS PER SHARE CALCULATIONS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
	(In thousands, except per share data)
Basic Earnings Per Share:
Net earnings	$15,557	$5,264	$12,841	$20,821	$23,517
Less: earnings allocated to unvested restricted stock (1)	(538)	(122)	(600)	(602)	(976)
Net earnings allocated to common shares	$15,019	$5,142	$12,241	$20,219	$22,541

Weighted-average basic shares and unvested restricted stock outstanding	37,359.2	37,284.0	37,239.8	37,321.6	37,021.9
Less: weighted-average unvested restricted stock outstanding	(1,669.2)	(1,654.0)	(1,768.2)	(1,661.6)	(1,559.0)
Weighted-average basic shares outstanding	35,690.0	35,630.0	35,471.6	35,660.0	35,462.9

Basic earnings per share	$0.42	$0.14	$0.35	$0.57	$0.64

Diluted Earnings Per Share:
Net earnings allocated to common shares	$15,019	$5,142	$12,241	$20,219	$22,541

Weighted-average diluted shares outstanding	35,690.0	35,630.0	35,471.6	35,660.0	35,462.9

Diluted earnings per share	$0.42	$0.14	$0.35	$0.57	$0.64

(1) Represents cash dividends paid to holders of unvested restricted stock, net of estimated forfeitures, plus undistributed earnings amounts available to holders of unvested restricted stock, if any.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021